Prospectus Supplement To prospectus dated April 11, 2011	Filed pursuant to Rule 424(b)(5) Registration No. 333-172571

50,000 shares of Common Stock

Inuvo, Inc.

You should carefully read this prospectus supplement and the accompanying prospectus before you invest.  Both documents contain information you should consider before making your investment decision.

This prospectus supplement and the accompanying prospectus relate to the issuance 50,000 shares of our common stock pursuant to the terms of a settlement agreement described in the Current Report on Form 8-K as filed with the Securities and Exchange Commission on April 8, 2011.

Our common stock is listed on NYSE Amex under the symbol "INUV".  On April 8, 2010, the closing price of our common stock as reported on NYSE Amex was $2.67 per share.

The aggregate market value of our outstanding common stock held by non-affiliates of our company was approximately $14,815,077 on April 8, 2011.  Within the prior 12 months we have issued or sold $230,400 of our securities pursuant to the original prospectus dated April 1, 2011 to which this prospectus is a supplement.

Investing in our common stock involves a high degree of risk.  Risks associated with an investment in our common stock are described in the section entitled “Risk Factors” beginning on page 4 of the accompanying prospectus.  You should carefully consider these risk factors before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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The date of this prospectus supplement is April 11, 2011.